SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC  20549
______________

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):                                                                                                                  November 20, 2013

CRAFT BREW ALLIANCE, INC.
(Exact Name of Registrant as Specified in Charter)

Washington	0-26542	91-1141254
(State or Other Jurisdiction of Incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

929 North Russell Street
Portland, OR 97227-1733
 (Address of Principal Executive Offices, Zip Code)

(503) 331-7270
 (Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 21, 2013, Craft Brew Alliance, Inc. (“CBA” or the “Company”), announced that its Board of Directors (the “Board”) approved a succession plan for its Chief Executive Officer (“CEO”). Terry E. Michaelson, CBA's current CEO, has decided to transition out of his role as CEO effective January 1, 2014. On November 20, 2013, the Board selected Andrew J. Thomas, 45, to serve as CBA's CEO effective January 1, 2014. Mr. Thomas has been President of Commercial Operations at CBA since June 1, 2011.

Mr. Michaelson has served as CEO of CBA since the merger of Widmer Brothers Brewing Company ("Widmer") with CBA (formerly Redhook Ale Brewery, Incorporated) in 2008 and previously held multiple senior leadership roles with Widmer and its joint venture Craft Brands Alliance beginning in 1994. Until January 1, 2014, he will continue to serve as CEO and will be working with the Company's management team to transition his responsibilities. Thereafter, Mr. Michaelson is expected to remain an employee of the Company through December 31, 2014 in a senior advisory role.

From April 2009 until his appointment as CBA’s President of Commercial Operations in 2011, Mr. Thomas served as an independent marketing and strategy consultant and senior adviser to The Monitor Group, a global management consulting firm. Mr. Thomas was an independent consultant from October 2007 to April 2009. He served as President and Chief Executive Officer of Heineken USA from 2005 to 2007, and was employed by Heineken International, currently the third largest beer manufacturer worldwide, from January 1995 to October 2007 in a variety of positions of increasing responsibility and authority.

In connection with his appointment as CEO, the Company and Mr. Thomas entered into an amended and restated employment letter agreement dated November 20, 2013 (the “Employment Agreement”). The Employment Agreement provides that Mr. Thomas’ annual base salary commencing January 1, 2014, will be $400,000 and that he will be eligible for an annual cash incentive bonus for 2014 in a target amount of $250,000 based on achievement of corporate and individual performance goals to be established by the compensation committee of the Board. The Company and Mr. Thomas also entered into a separate Employee Noncompetition and Nonsolicitation Agreement (the "Noncompete Agreement") pursuant to which Mr. Thomas is prohibited from accepting employment with a competitor of the Company (as defined in the Noncompete Agreement) during the period ending on December 31, 2015. If the Company terminates Mr. Thomas's employment without cause or Mr. Thomas terminates his employment for good reason (as those terms are defined in the Employment Agreement), Mr. Thomas will be entitled to severance in the form of continued regular payment of base salary for 12 months following a qualifying termination.  In addition, in the event of a qualifying termination prior to January 1, 2016, Mr. Thomas will receive, on or before March 15 of the year following termination, an additional lump sum payment equal to: (a) his annual base salary if termination occurs prior to January 1, 2015, or (b) one-half of his annual base salary if termination occurs on or after January 1, 2015, but prior to January 1, 2016.  Mr. Thomas would also be entitled to continued health benefits for a period of (x) 24 months for a termination prior to January 1, 2015, (y) 18 months for a termination on or after January 1, 2015, but prior to January 1, 2016, and (z) 12 months for any termination thereafter.  Mr. Thomas's entitlement to continued severance benefits would cease if he became employed by a competitor of the Company.  The payment of severance benefits is also conditioned on execution by Mr. Thomas of a general release of claims against the Company.  Copies of the Employment Agreement and Noncompete Agreement are filed as Exhibits 10.1 and 10.2 to this report and are incorporated herein by reference.

On November 21, 2013, the Company also announced that Sebastian Pastore, CBA's Executive Vice President of Brewing, Operations and Logistics, will be transitioning out of the Company as a result of recent management changes, but will continue in an advisory role until April 1, 2014.  Mr. Pastore has held various senior roles with the Company or Widmer since 1994.

Item 9.01   Financial Statements and Exhibits.

(d) Exhibits:	The following exhibits are filed with this Form 8-K:

Exhibit 10.1	Employment Letter Agreement between the Company and Andrew J. Thomas, dated November 20, 2013
Exhibit 10.2	Employee Noncompetition and Nonsolicitation Agreement between the Company and Andrew J. Thomas, dated November 20, 2013
Exhibit 99.1	Press release dated November 21, 2013

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CRAFT BREW ALLIANCE, INC.

Dated: November 21, 2013	By:	/s/ MARK D. MORELAND
Mark D. Moreland
Chief Financial Officer and Treasurer